AGREEMENT OF SALE


     THIS AGREEMENT, entered into as of the 16th day of July, 1996, by and between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("Purchaser") and 4949 MARBRISA LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eight Million One Hundred Thousand and No/100 Dollars ($8,100,000.00), that certain property ("Property") in Tampa, Florida more particularly described on Exhibit A attached hereto, which Property is known as Marbrisa Apartments and contains 224 units and approximately 37 acres.
Included in the "Purchase Price" (as hereinafter defined) is all of Seller's right, title and interest in the personal property set forth on Exhibit B, which shall be transferred to Purchaser at "Closing" (as hereinafter defined) by a Bill of Sale; and all right, title and interest of Seller (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Property or any of it; and all right, title and interest of Seller (whether now or hereafter existing) in and to any award made or to be made as a result of or in lieu of condemnation, and in and to any award for damage to the Property or any part thereof by reason of casualty (all of the foregoing being included within the term "Property"); and all of the building, structures, fixtures, facilities, installations and all of Seller's right, title and interest in other improvements of every kind and description now or hereafter in, on, over and under the land, including, without limitation, any and all recreational buildings, structures and facilities, plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots, landscaping, sidewalks, swimming pools, signs and light fixtures which are not owned by tenants under leases (all of the foregoing being included within the term "Property"); and all of Seller's right, title and interest in all of the following which are in Seller's possession: existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications); all available tenant lists and data, correspondence with present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof (all of the foregoing being included within the term "Property"); and all right, title and interest of Seller in and to the intangible personal property now or hereafter owned by Seller and used in connection with or arising from the business now or hereafter conducted on or from the Property or any part thereof, including, without limitation, claims, choses in action, lease and other contract rights, names and telephone exchange numbers (all of the foregoing being included within the term "Property"). The computer software located at the Property is not included in the conveyance to Purchaser.

     2. PURCHASE PRICE. The purchase price (the "Purchase Price") shall be paid as follows:

          A. Upon the execution of this Agreement, the sum of $300,000.00 ("Initial Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the "Escrow Agreement" [as hereinafter defined]) by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          B. On August 12, 1996 the additional sum of $200,000 to be held in escrow by the Escrow Agent by and in accordance with the provisions of the Escrow Agreement (in such event, said $200,000 when deposited together with the Initial Earnest Money shall be referred to herein together as the "Earnest Money");

          C. The assumption by Purchaser of the obligations of Seller, as borrower, under the "Loan Documents" (as hereinafter defined);

          D. On the "Closing Date" (as hereinafter defined), the balance of the Purchase Price (i.e $8,100,000 less the outstanding principal amount of the "Loan" [as hereinafter defined]) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the "Title Insurer" (as hereinafter defined) no later than 12:00 Noon on the Closing Date. If the funds are not received by 12:00 Noon, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller.

     3.   TITLE COMMITMENT AND SURVEY.

          A. Seller has ordered a title commitment (the "Title Commitment") for an ALTA Owner's Policy of Title Insurance ("Title Policy") issued by Lawyers Title Insurance Company (the "Title Insurer") along with copies of all of the underlying Schedule B documents. Seller will deliver the Title Commitment and copies of the underlying Schedule B documents to Purchaser promptly following their receipt by Seller. During the Approval Period Purchaser shall have the right to review the status of title of the Property (including, determining what endorsements, if any, the Title Insurer will make available to Purchaser). If, prior to the expiration of the Approval Period, Purchaser notifies Seller that Purchaser objects to the status of title, then Seller shall have five (5) business days thereafter to elect to (i) terminate this Agreement, in which case the Earnest Money, including interest thereon, shall be returned to Purchaser immediately following Seller's receipt of the "Reports" (as hereinafter defined) or (ii) agree to cure the title objections identified by Purchaser, which cure may be effectuated by causing the Title Insurer, at Seller's expense, to insure over any title objection, if applicable. If this Agreement has not been theretofore terminated, then promptly following the Approval Period, Purchaser and Seller will identify the exceptions to title which have been agreed to by Purchaser and Seller. Said exceptions to title are hereinafter referred to as the "Permitted Exceptions". On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment subject only to Permitted Exceptions or "Unpermitted Exceptions" (as hereinafter defined) which have been waived by Purchaser. If the Title Policy or marked-up commitment delivered at Closing discloses exceptions to title other than Permitted Exceptions, then Purchaser may terminate this Agreement and obtain a return of its Earnest Money, including interest thereon.

          B. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Sears Surveying Company. If Purchaser desires any modifications to the Survey, Seller will reasonably cooperate with Purchaser to cause the surveyor to make such modifications. Purchaser and Seller shall each pay for one-half of the costs of any modifications to the Survey.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed in the form of Exhibit D attached hereto (the "Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. Notwithstanding the aforesaid, Seller shall be required to remove all Unpermitted Exceptions which are liens of a definite or ascertainable amount. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller hereby agree to divide evenly the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement as well as for all costs of the Title Commitment, Title Policy, any modifications to the Survey, escrow charges and all other charges of the Title Insurer in connection with this transaction. Purchaser and Seller shall be responsible for the costs of their respective attorneys. Purchaser agrees to pay for any fees and charges required by the lender in connection with the assumption of the Loan by the Purchaser. Notwithstanding the foregoing to the contrary, if Purchaser elects to terminate this Agreement and as a consequence of such termination Purchaser is entitled to receive the Earnest Money, including interest thereon, following Seller's receipt of the "Reports," then so long as Purchaser delivers the Reports to Seller, Seller shall be responsible to pay for the Survey.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          A. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $81,000 or less, or in the case of Personal Property, for $25,000.00 or less, as determined by Seller in good faith, then Seller shall either repair such damage prior to Closing or, at Purchaser's option (which shall be exercised by Purchaser within ten (10) days after notice of such casualty), allow Purchaser a credit against the Purchase Price in an amount equal to the reasonably estimated cost of repair. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds the aforesaid amounts (as determined by Seller in good faith), then Purchaser can, upon notice to Seller within ten (10) days after notice of such casualty, elect to either: (a) cause Seller to repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration; or (b) terminate this Agreement upon notice to Seller served within ten (10) days of notice of such casualty or (c) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible.

          B. If condemnation proceedings ("Proceedings") have been instituted against the Property and such Proceedings are in an amount less than $100,000, then Purchaser shall take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings. If the Proceedings are in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          C. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          A. Except as may hereinafter be specifically set forth in this Agreement, Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that, except as may hereinafter be specifically set forth in this Agreement, it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any "Hazardous Materials" or "Hazardous Substances" (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act and, except as may hereinafter be specifically set forth in this Agreement, Seller makes no representation that the Property complies with any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the "Environmental Laws" (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit. Seller makes no representation regarding the levels of radon at the Property.

          B. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as may hereinafter be specifically set forth in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8. ASSUMPTION OF LOAN. The Property is currently encumbered by that certain Mortgage (the "Mortgage") by Seller for the benefit of Value Line Mortgage Corporation, a Pennsylvania Corporation (the "Lender"), dated as of November 5, 1993, which secured that certain Promissory Note (the "Note") made by Seller in favor of Lender in the original principal amount of $5,500,000 (the Mortgage and the Note, together with all other documents or instruments entered into in connection with the Mortgage and the Note, are hereinafter referred to as the "Loan Documents").

     Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Seller agree that the obligation of each party to consummate the transactions contemplated by this Agreement are contingent upon the occurrence of the following (the "Condition Precedent") on or before August 26, 1996 (the "Deadline Date"): Lender consenting, in writing, to (i) the assumption by Purchaser of Seller's obligations under the Loan Documents and (ii) a release by Lender of Seller from any liability under the Loan Documents (together, the "Lender Consent"); provided, however, if the Lender will not provide such a release, then Purchaser shall provide, and Seller will accept in lieu of such a release, an indemnification by Purchaser of Seller for all liability under the Loan and the Loan Documents arising after the Closing Date. Seller and Purchaser shall jointly pursue obtaining the Lender Consent, with the Seller having primary responsibility therefor. Seller shall keep Purchaser advised of and allow Purchaser to participate in the process of obtaining the Lender Consent and Purchaser agrees to cooperate with Seller in Seller's efforts to obtain the Lender Consent. In connection therewith, Purchaser shall provide Lender (or Seller for delivery to Lender) any and all documentation reasonably requested by Seller or Lender in connection with obtaining the Lender Consent.

     If Seller and Purchaser are unable to obtain the Lender Consent on or before the Deadline Date, then this Agreement shall be automatically terminated. If this Agreement is terminated in accordance with the immediately preceding sentence, then the Earnest Money deposited by Purchaser, together with any interest earned thereon, shall be paid to Purchaser promptly following delivery of the Reports to Seller and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof.

     Provided the Lender Consent is obtained, then at the Closing (i) Purchaser shall assume all of Seller's obligations under the Loan Documents and (ii) Seller shall be released from any liability under the Loan Documents (or Purchaser shall provide to Seller the indemnification identified above). In connection therewith, Purchaser and Seller agree to execute customary and necessary documents (the "Assumption Documents") reflecting such assumption and such release reasonably required by the Lender and reasonably acceptable to Purchaser and Seller.

     9. CLOSING. The closing ("Closing") of this transaction shall be on August 30, 1996 ("Closing Date"), at the office of the Seller's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

     10.  CLOSING DOCUMENTS.

          A. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement, including, without limitation, the Assumption Documents.

          B. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; counterparts of the Assumption Documents, the Deed subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; a UCC search from appropriate jurisdictions reflecting no liens against Seller, or a termination statement as to any lien secured by a UCC filing; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit E attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit F attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit G attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit H attached hereto), the original leases to be delivered to Purchaser at the Property; a non-foreign affidavit (in the form of Exhibit I attached hereto) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement and shall cause the Title Company to deliver the Title Policy subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser.

     11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO THE DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE.
THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE ACTUAL DAMAGES NOT TO EXCEED THE AMOUNT OF THE EARNEST MONEY THEN ON DEPOSIT WITH THE ESCROW AGENT, PLUS THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     13.

          A. PRORATIONS. Rents for the month of the Closing (exclusive of delinquent rents, but including prepaid rents); any previously paid signing bonus or similar payment relating to any laundry room, cable, telephone or similar agreement in effect as of the Closing, refundable security deposits with interest if required by local law (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); refundable and non-refundable pet and cleaning fees and deposits, water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes (as provided for in the next following sentence); and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. Real property taxes shall be prorated based on the following information in the following circumstances: (i) if the current tax bill is available, real property taxes shall be prorated based on that tax bill; and (ii) if the tax bill for the current tax year is not available, real property taxes shall be prorated based on 102% of the tax rate for the prior tax year multiplied by the equalization factor for the prior tax year, if applicable, multiplied by the current assessed valuation for the Property. In addition, interest accruing under the Loan Documents shall be prorated and Seller shall receive as a credit from Purchaser the amount of any escrow and reserve accounts relating to the Loan (including, without limitation, debt service escrow accounts, tax escrow accounts, replacement reserves, repair reserves and insurance escrow accounts). Purchaser shall receive as a credit at Closing any amounts, if any, then owing by the Seller to the Lender which are unrelated to the assumption of the Loan by the Purchaser or the release of Seller under the Loan. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in 13B below, and errors in calculation on the closing statement. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

          B. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for thirty (30) days or less, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for more than thirty (30) days, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of rents collected by Purchaser through the first 90 days after the Closing Date. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the reconciliation statement and if such audit discloses that additional funds are owing , then the party owing such funds shall promptly pay such sums to the party so owed. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

     15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller, except to an entity directly or indirectly controlled by Purchaser. Any non-permitted assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11. Seller hereby consents to an assignment to an entity which is an affiliate of Purchaser, provided Purchaser notifies Seller of the assignment at least five (5) business days prior to the Closing Date.

     16.  BROKER.    The parties hereto hereby each represent and warrant to
the other that neither has retained the services of a broker in connection with this transaction except for Cushman & Wakefield of Florida, Inc. ("C&W") retained by Seller and whose commission will be paid by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated (except for C&W). Seller agrees to indemnify, defend and hold harmless the Purchaser and any partner, affiliate, parent of Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated.

     17.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          A. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, service contracts, utility account numbers, year-end 1995 and year-to-date 1996 operating statements (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Daylight
Time) on August 9, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its Lender onto the Property, including without limitation, liability for mechanics' lien claims.

          B. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          C. If Purchaser disapproves the Documents or the condition of the Property, in its sole and absolute discretion, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied by copies of all third-party reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not timely deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

In addition, on August 12, 1996, Purchaser shall deposit with the Escrow Agent the additional $200,000 of Earnest Money required to be deposited by Paragraph 2B of this Agreement. If Purchaser fails to so deposit said $200,000 with the Escrow Agent, Purchaser shall be in default hereunder.

     18. SURVIVAL OF INDEMNITY. Notwithstanding anything in this Agreement to the contrary, the parties' obligations to indemnify, defend and hold each other harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     19.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          A. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Alan Lieberman and Phillip Schechter, and any representation or warranty of the Seller is based upon those matters of which Alan Lieberman and Phillip Schechter have actual knowledge. A copy of this Paragraph 19 shall be delivered to the resident manager of the Property within two (2) days after the execution by Seller of this Agreement, with a request to advise Phillip Schechter within five (5) business days after receipt by the resident manager as to the accuracy and truthfulness of the representations and warranties. Phillip Schechter shall notify Purchaser as to the response of the resident manager by July 22, 1996 if the resident manager indicated that any of the representations or warranties were incorrect. If Mr. Schechter fails to so notify Purchaser, Purchaser shall be entitled to conclude that the resident manager reviewed the representations and warranties and that they are correct. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          B. Subject to the limitations set forth in subparagraph "A" above, Seller hereby makes the following representations and warranties, all of which are made to the Seller's knowledge. The parties agree that the representations contained herein shall survive Closing for a period of 120 days (i.e. the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of 120 days immediately following Closing.)

               (1) Except as set forth on Exhibit J attached hereto, the present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

               (2) The rent roll attached hereto as Exhibit K and which shall be updated as of the Closing Date is true and accurate. No tenant under any lease has any option or right of first refusal to acquire any ownership interest in the Property or any right to terminate its lease or is entitled to any rebate or concession except as set forth in its lease or on Exhibit K.

               (3) Except as set forth on Exhibit J attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

               (4) Attached hereto as Exhibit L are copies of all licenses and permits which are in Seller's possession and all service contracts affecting the Property (none of which is in default), except for the management agreement which shall be terminated as of the Closing Date; and Seller shall not enter into any new service contracts which cannot be terminated within 30 days written notice or modify or extend any existing service contracts without the prior consent of Purchaser which consent shall not be unreasonably withheld or delayed.

               (5) Seller has not received any written notice from any tenant occupying the Property that Seller is in default under that tenant's lease.

               (6) Except as set forth on Exhibit J attached hereto, Seller has not received from any governmental authority, any written notice of zoning, building, fire, health code or other violations with respect to the Property, or any part thereof, that will not have been corrected prior to Closing solely at Seller's expense.

               (7) Seller is duly organized, validly existing, qualified and empowered to conduct its business, and has full power and authority to perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance will conflict with or result in the breach of Seller's partnership agreement or any contract or agreement to which Seller is a party or by which Seller is bound.

               (8) This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms.

               (9) Seller has not received written notice from any governmental authority alleging that the Property presently contains Hazardous Materials or Hazardous Substances.

               (10) As of the Closing Date, no leasing commissions will be due subsequent to the Closing Date.

               (11) None of the on-site employees is employed by the Seller.

               (12) Through the Closing Date, Seller shall continue to operate, manage and maintain the Property in the same manner as prior to the execution of this Agreement.

               (13) Seller shall not extend or otherwise renew any lease without the prior written consent of Purchaser, except for any renewal or other extension of a lease providing for a monthly rental of not less than the monthly rental being presently charged for a similar apartment and for a period of time not to exceed twelve (12) months.

               (14) Seller agrees not to distribute the net proceeds of the Purchase Price up to a maximum amount of $500,000 to its partners for one hundred twenty (120) days after the Closing Date.

               (15) Exhibit B attached hereto is a list of all the personal property owned by Seller and used in the operation of the Property. The computer software used at the Property will not be transferred to the Purchaser.

               (16) The unaudited operating statements heretofore or hereafter delivered to Purchaser by Seller are and shall be true, complete and correct in all material respects.

               (17) Seller has previously delivered to Purchaser a true, correct and complete copy of the material Loan Documents. Furthermore, except as disclosed by Seller to Purchaser, Seller has not received notice from the Lender that the Loan is in default. Seller has not entered into any written modifications of the Loan since January 1, 1996 which have not been delivered to Purchaser.

          C. For the period commencing with the execution of this Agreement, and expiring at the earlier of a termination of this Agreement or the Closing Date, Seller will not offer the Property for sale to any other third party.

          D. Seller shall furnish to Purchaser unaudited operating statements, rent rolls and a leasing status report on a monthly basis.

          E. Upon at least two (2) days' prior notice, Purchaser shall have the right, during normal business hours, to visit the Property and the interiors of the apartments.

          F. Seller shall not apply security deposits towards delinquent rent except for (i) those tenants who have vacated their apartments or (ii) tenants who are in arrears for rent for more than thirty (30) days and Seller has commenced the process of evicting the tenant.

          G. Seller hereby agrees to remake the aforesaid representations and warranties at Closing. If at any time after the execution of this Agreement, Seller becomes aware of information which makes a representation or warranty contained in this Agreement to become untrue in any material respect, Seller shall promptly disclose said information to Purchaser. Provided the representation or warranty was true when made and further provided that Seller did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, Seller shall not be in default under this Agreement and the sole remedy of Purchaser shall be to
terminate this Agreement.   Notwithstanding anything contained herein to the
contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party had actual knowledge of prior to Closing.

     20. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

     21. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit M is the following report (the "Environmental Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request: Preliminary Environmental Site Assessment prepared by Environmental Risk Consultants dated July 26, 1993 under Project No. 308-008; Report of Limited Asbestos Survey prepared by Law Engineering and Environmental Services dated August 20, 1993 under Project No. 468-00547.01; and Report of Environmental Services, Drinking Water Testing/Radon Gas Screening prepared by Law Engineering and Environmental Services dated November 10, 1993 under Project No. 468-00547.02. Seller makes no representation or warranty that the Environmental Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Report or, including, without limitation, the matters set forth in the Environmental Report, the accuracy and/or completeness of the Environmental Report.

     22. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. Notwithstanding the foregoing to the contrary, for any claims against Seller following Closing, if Seller fails to retain the net proceeds of the Purchase Price up to a maximum amount of $500,000 (the "Cap") for 120 days after the Closing Date, then the general partner of Seller shall be liable for actual damages sustained by Purchaser as a result of Seller's breach of a representation or warranty contained in Paragraph 19 of this Agreement in an amount not to exceed the Cap. The foregoing Cap on liability for a claim against the Seller following Closing shall not apply, and Seller's general partner shall be liable, if Seller has entered into leases at the Property for more than one year in breach of the representation identified in Paragraph 19(B)(2) hereof and Purchaser makes a claim against Seller for a breach of said representation within 120 days immediately following Closing.

     23.  ORGANIZATIONAL DOCUMENTS.

          A. On or before the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

          B. On or before the Closing Date, Seller will deliver copies of its partnership agreement and appropriate certificates of authority to the Purchaser.

     24.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     25. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn: Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn: Al Lieberman
                              708/267-1600
                              708/317-4462 (FAX)

                              and

                              Andrew D. Small, Esq.
                              Katten Muchin & Zavis
                              Suite 2100
                              525 W. Monroe Street
                              Chicago, Illinois 60661
                              312/902-5532
                              312/222-1061 (FAX)

          TO PURCHASER:       Alan George
                              c/o Equity Residential Properties Trust
                              Two North Riverside Plaza
                              Suite 450
                              Chicago, Illinois 60606-2639
                              312/466-3932
                              312/454-9678 (FAX)

          with a copy to:     Bruce Strohm
                              c/o Equity Residential Properties Trust
                              Two North Riverside Plaza
                              Suite 450
                              Chicago, Illinois 60606-2639
                              312/466-3624
                              312/454-0434 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     26. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          A.   One (1) fully executed copy of this Agreement, and

          B. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller. Purchaser shall deposit the initial $300,000 of Earnest Money immediately following receipt by Purchaser of a fully executed Purchase Agreement and Escrow Agreement.

     27. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Florida.

     28. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     29. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     30. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     31. FINANCIAL STATEMENTS. Seller acknowledges that audited financial statements pertaining to the Property for one prior calendar year of operation and the portion of the calendar year in which the Closing occurs up to the Closing Date are required to be filed by the Purchaser with the Securities and Exchange Commission after the Closing. Accordingly, Seller agrees that for a period of six (6) months after the Closing Date it shall provide Purchaser and its representatives with access to Seller's books and records after the Closing upon reasonable advance notice in order to conduct the required audit, which shall be done at Purchaser's cost and expense.

     32. CONVEYANCE OF PARTNERSHIP INTERESTS. If requested to do so by Purchaser, Seller hereby agrees, at no cost or expense to Seller, to cooperate in good faith with Purchaser in structuring the conveyance of Property by the Seller to Purchaser as a conveyance of title to such Property by the Seller into a partnership or limited liability company having the Seller and/or affiliates of the Seller as its sole partners (or members) and then, at Closing, assigning to Purchaser the partnership (or membership) interests in the partnership (or limited liability company). In such case, the Purchaser hereby agrees to indemnify and hold the Seller harmless from and against any and all loss, cost, expense, liability or damage (including reasonable attorneys fees) incurred by Seller arising out of Seller's conveyance in and out of such partnership (or limited liability company) provided that such loss, cost, expense, liability or damage (including reasonable attorneys fees) would not have been suffered or incurred by such Seller if such Property had been conveyed directly by Seller to Purchaser. This Paragraph 32 shall survive the Closing and the delivery of the Deed.


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
July 12, 1996.
                              ERP OPERATING LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Equity Residential Properties Trust,
                                   a Maryland real estate investment trust


                                   By:    /s/Alan W. George
                                        --------------------------------
                                   Name:     Alan W. George
                                        --------------------------------
                                   Title:    Senior Vice President
                                        --------------------------------


Executed by Seller on         SELLER:
July 16, 1996.
                              4949 MARBRISA LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  4949 Marbrisa of Illinois, Inc.,
                                   an Illinois corporation, its general partner


                                   By:    /s/Phillip A. Schechter
                                        --------------------------------
                                   Name:     Phillip A. Schechter
                                        --------------------------------
                                   Title:    Authorized Agent
                                        --------------------------------

                                BROKER JOINDER

                of Cushman & Wakefield of Florida, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated April 23, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                              CUSHMAN & WAKEFIELD OF FLORIDA, INC.



                              By:
                                   --------------------------------------

                                   EXHIBITS


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Deed

E    -    Bill of Sale

F    -    Assignment of Service Contracts

G    -    Assignment of Leases and Security Deposits

H    -    Notice to Tenants

I    -    Non-Foreign Affidavit

J    -    Compliance with Laws and Notice of Litigation

K    -    Rent Roll

L    -    Licenses, Permits and Service Contracts

M    -    Environmental Report

                       4949 Marbrisa Limited Partnership
                         Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                                  Suite A200
                          Bannockburn, Illinois 60015

                                 July 16, 1996


ERP Operating Limited Partnership
Two North Riverside Plaza
Suite 450
Chicago, IL  60606-2639

Gentlemen:

     Reference is made to that certain Agreement of Sale (the "Agreement") by and between 4949 Marbrisa Limited Partnership, an Illinois limited partnership ("Seller") and ERP Operating Limited Partnership, an Illinois limited partnership ("Purchaser"), dated as of the date hereof. All capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

     Notwithstanding anything contained in Section 8 of the Agreement to the contrary, if the Lender Consent has not been obtained on or before August 26, 1996, either Purchaser or Seller may elect to extend the period for obtaining the Lender Consent until September 27, 1996 by delivering to the other party written notice thereof (the "Extension Notice") on or before August 26, 1996.

     If either Purchaser or Seller delivers the Extension Notice in accordance with the immediately preceding paragraph, then the Closing Date shall be extended until five (5) business days following the obtaining of the Lender Consent, and Seller and Purchaser shall continue to diligently pursue obtaining the Lender Consent in accordance with the terms of the Agreement.
If either Purchaser or Seller delivers the Extension Notice in accordance with this letter, but Seller and Purchaser have still not obtained the Lender Consent on or before September 27, 1996, then the Agreement shall be deemed terminated in accordance with this letter.

     If the Agreement is terminated in accordance with this letter, then (i) Purchaser shall promptly deliver to Seller the Reports; (ii) the Earnest Money deposited by Purchaser shall thereafter be promptly paid to Purchaser, together with any interest earned thereon, and (iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 of the Agreement.

     Purchaser hereby agrees to pay all application fees, assumption fees, and the expenses and costs of the Lender in connection with the Lender Consent and Purchaser's assumption of Seller's obligations under the Loan Documents.

     Please acknowledge your agreement to the foregoing by executing a copy of this letter in the space provided below.


                              Very truly yours,

                              4949 Marbrisa Limited Partnership,
                              an Illinois limited partnership

                              By: 4949 Marbrisa of Illinois, Inc., an Illinois corporation, its general partner


                                   By:    /s/Phillip A. Schechter
                                        -------------------------------
                                   Name:     Phillip A. Schechter
                                        -------------------------------
                                   Its:      Authorized Agent
                                        -------------------------------



ACCEPTED AND AGREED TO THIS
12th DAY OF JULY, 1996

ERP OPERATING LIMITED PARTNERSHIP,
an Illinois limited partnership

By:  Equity Residential Properties Trust, a
     Maryland real estate investment trust


     By:    /s/Alan W. George
          -----------------------------
     Name:     Alan W. George
          -----------------------------
     Its:      Senior Vice President
          -----------------------------

                              July 22, 1996


VIA FACSIMILE MAIL


4949 Marbrisa                 The Balcor Company       Daniel J. Perlman, Esq.
Limited Partnership           2355 Waukegan Road       Katten Muchin & Zavis
c/o The Balcor Company        Suite A200               Sutie 2100
2355 Waukegan Road            Bannockburn, IL  60015   525 W. Monroe Street
Suite A200                    Attn.:  Al Lieberman     Chicago, IL  60661
Bannockburn, IL  60015
Attn.:  Ilona Adams

     Re:  Agreement of Sale, dated as of the 16th day of July, 1996
          (the "Agreement") between 4949 Marbrisa Limited Partnership, as Seller, and ERP Operating Limited Partnership, as Purchaser, for the purchase of Marbrisa Apartments, Tampa, Florida (the "Property").

Dear Ms. Adams and Messrs. Lieberman and Perlman:

     Purchaser hereby requests an extension of the Approval Period, as such term is defined in Section 17(A) of the Agreement, from August 9, 1996 until 5:00 CDT on August 16, 1996. Please acknowledge Seller's acceptance of this modification to the Agreement by executing this letter in the space provided below and returning it via facsimile mail to Purchaser.

     To the extent that additional earnest money is required to be delivered to the Escrow Agent by Purchaser pursuant to Section 2(B) of the Agreement, such earnest money shall be delivered on August 19, 1995.

                         ERP OPERATING LIMITED PARTNERSHIP,
                         an Illinois limited partnership

                         By:  Equity Residential Properties Trust,
                                 a Maryland Real Estate Investment
                                 Trust, its general partner

                         By:  /s/ Shelley L. Dunck
                              ------------------------------------
                                  Shelley L. Dunck
                                  Vice President


Approved and Accepted this 22nd day of July, 1996

4949 MARBRISA LIMITED PARTNERSHIP, an Illinois limited partnership

By: 4949 Marbrisa of Illinois, Inc., an Illinois corporation


     By:  /s/ Alan G. Lieberman
          ------------------------------------
              Alan G. Lieberman
              Senior Vice President